Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
Calpine Corporation, et al.,	)	Case No. 05-60200 (BRL)
	)	Jointly Administered
Debtors.	)
)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

CONFIRMING SIXTH AMENDED JOINT PLAN OF

REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Calpine Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) having:1

a.	beginning on December 20, 2005 (the “Petition Date”), commenced chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C §§ 101-1532 (as amended, the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

[1]	Unless otherwise noted, capitalized terms not defined in the Findings of Fact, Conclusions of Law, and Order Confirming Fifth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Confirmation Order”), shall have the meanings ascribed to them in Debtors’ Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 7237] (as the same may have been subsequently modified, supplemented, and amended, the “Plan”). The rules of interpretation set forth in Article I.B of the Plan shall apply to the Confirmation Order.

c.	filed, on June 20, 2007, the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code and the Debtors’ Disclosure Statement for Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, which plan and related documents were subsequently amended several times;

d.	filed, beginning on June 20, 2007 and continuing thereafter, the various documents comprising the Plan Supplement, with all exhibits to the Plan Supplement having been filed as of November 16, 2007, and with amendments to the exhibits to the Plan Supplement continuing to be filed;

e.	filed, on September 27, 2007, the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 6139] and the Debtors’ Fourth Amended Disclosure Statement for Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) [Docket No. 6140];

f.	distributed solicitation materials beginning on or about October 1, 2007, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Order (A) Approving The Adequacy Of The Debtors’ Disclosure Statement; (B) Approving Solicitation And Notice Procedures With Respect To Confirmation Of The Debtors’ Proposed Plan Of Reorganization; (C) Approving The Form Of Various Ballots And Notices In Connection Therewith; And (D) Scheduling Certain Dates With Respect Thereto entered on September 26, 2007 [Docket No. 6136] (the “Solicitation Procedures Order”), as evidenced by the Affidavit of Service of Jade Hwa of Kurtzman Carson Consultants LLC [Docket No. 6311] (the “KCC Affidavit”) and the Affidavits of Service of Jane Sullivan of Financial Balloting Group LLC of Solicitation Packages and Non-Voting Notices on Holders of Public Securities [Docket Nos. 6371, 6407, 6432] (the “FBG Affidavits”);

g.	published notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) in The Wall Street Journal, USA Today, The Financial Times, The San Jose Mercury News, The Houston Chronicle, and The Toronto Globe & Mail, consistent with the Solicitation Procedures Order, as evidenced by the Affidavit of Publication in The Wall Street Journal of Tiffany Cox [Docket No. 6398], the Affidavit of Publication in USA Today National Edition of Marcus Edmonds [Docket No. 6346], the Affidavit of Publication in The Financial Times of Tim Hart [Docket No. 6957], the Affidavit of Publication in The San Jose Mercury News of Gwen Whinn [Docket No. 6959], the Affidavit of Publication in The Houston Chronicle of Gail Feagins [Docket No. 6958], and Affidavit of Publication in The Toronto Globe & Mail of Meagan Russell [Docket No. 6960] (collectively, the “Publication Affidavits”);

h.	filed, on November 19, 2007, the Debtors’ Updated Valuation Analysis for Calpine Corporation et. al. [Docket No. 6642];

i.	filed, on November 20, 2007, the Debtors’ Notice Regarding Identification of Members of Post-Emergence Board of Directors [Docket No. 6659];

j.

filed, on December 12, 2007, the Declaration of Robb C. McWilliams Regarding the Tabulation of Claims for the Solicitation of the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 7028], the Certification of Jane Sullivan with respect to the Tabulation of Votes on the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 7029], and the Affidavit of Christopher R. Schepper Regarding Votes Accepting or Rejecting the Debtors’ Fourth Amended

Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 7030] (collectively, the “Voting Certifications”) each detailing the results of the Plan voting process;

k.	filed, on December 13, 2007, the Debtors’ Reply Memorandum in Support of Debtors’ Valuation (the “Valuation Brief”) [Docket No. 7033];

l.	filed, on December 13, 2007, the Reorganizing Debtors’ Memorandum of Law (A) In Support of Confirmation of the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code and (B) In Response to Objections Thereto [Docket No. 7037] (the “Plan Confirmation Brief”), together with the Affidavit of Gregory L. Doody in Support of Confirmation of the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Doody Affidavit”), the Affidavit of Samuel M. Greene in Support of Confirmation of the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Greene Affidavit”); the Affidavit of Lisa J. Donahue in Support of Confirmation of the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Donahue Affidavit”); and the Affidavit of John Castellano in Support of Confirmation of the Debtors’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Castellano Affidavit”);

m.	filed, on December 19, 2007, the Calpine Term Sheet Regarding Warrants to be Issued to Holders of Interests Under Calpine Plan of Reorganization (the “Warrant Term Sheet”);

n.	filed, on December 19, 2007, the Supplemental Affidavit of Christopher R. Schepper Regarding Votes Accepting or Rejecting the Debtor’ Fourth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Supplemental Voting Certification”); and

o.	filed, on December 19, 2007, the Plan.

This Court having:

a.	entered the Solicitation Procedures Order on September 26, 2007;

b.	set December 17, 2007, at 10:00 a.m., prevailing Eastern Time, as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

c.	reviewed the Plan, Disclosure Statement, the Plan Confirmation Brief, the Valuation Brief, the Doody Affidavit, the Greene Affidavit, the Donahue Affidavit, the Castellano Affidavit, the Voting Certifications, the Official Committee of Unsecured Creditors’ Memorandum of Law In Support of Confirmation of the Debtors’ Fifth Joint Amended Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, the Warrant Term Sheet, the Supplemental Voting Certification, and all filed pleadings, exhibits, statements, and comments regarding Confirmation, including all objections, statements, and reservations of rights;

d.	heard the statements, arguments, and objections made by counsel in respect of Confirmation;

e.	considered all oral representations, testimony, documents, filings, and other evidence regarding Confirmation;

f.	overruled any and all objections to the Plan and Confirmation thereof and all statements and reservations of rights not consensually resolved or withdrawn, unless otherwise indicated; and

g.	taken judicial notice of the papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefore, the Court hereby makes and issues the following Findings of Fact, Conclusions of Law, and Orders:

I. FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Jurisdiction and Venue.

1. Beginning on the Petition Date, the Debtors commenced the Chapter 11 Cases. Venue in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) was proper as of the Petition Date pursuant to 28 U.S.C. §§1408 and 1409 and continues to be proper during the Chapter 11 Cases. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334. Confirmation of the Plan is a core proceeding pursuant to section 157(b)(2)(L) of title 28 of the United States Code. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Eligibility for Relief.

2. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of the Chapter 11 Cases.

3. Beginning on the Petition Date, each of the above-captioned Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Bankruptcy Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

D.	Judicial Notice.

4. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and all related adversary proceedings and appeals maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the applicable court during the pendency of the Chapter 11 Cases. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All unresolved objections, statements, and reservations of rights are overruled on the merits.

E.	Burden of Proof.

5. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for the Confirmation. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

F.	Solicitation Procedures Order.

6. On September 26, 2007, the Bankruptcy Court entered the Solicitation Procedures Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed September 27, 2007, as the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed November 30, 2007, as the Voting Deadline for voting to accept or reject the Plan; (d) fixed November 30, 2007, as the deadline for objecting to the Plan; (e) fixed December 18, 2007, at 10:00 a.m. prevailing Eastern Time, as the date and time for the commencement of the Confirmation Hearing (which date was subsequently changed to December 17, 2007, at 10:00 a.m. prevailing Eastern Time, and later further adjourned to December 19, 2007); and (e) approved the form and method of notice of the Confirmation Hearing Notice set forth therein.

G.	Transmittal and Mailing of Materials; Notice.

7. As evidenced by the KCC Affidavit and the FBG Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, Plan, Plan Supplement, and Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan, has been given to: (a) all known Holders of Claims and Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all counterparties to unexpired leases and executory contracts with the Debtors; and (d) all taxing authorities listed on the Debtors’ Schedules or Claims Register, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rules 2002(b), 3017, and 3020(b), and no other or further notice is or shall be required. Adequate and sufficient notice of the Confirmation Hearing, as continued from time to time, and other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and Solicitation Procedures Order, and no other or further notice is or shall be required.

8. The Debtors published the Confirmation Hearing Notice once each in The Wall Street Journal, USA Today, The Financial Times, The San Jose Mercury News, The Houston Chronicle, and Toronto Globe & Mail, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rule 2002(l), as evidenced by the Publication Affidavits.

H.	Solicitation.

9. Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations. Specifically, the solicitation materials approved by the Bankruptcy Court in the Solicitation Procedures Order (including the Disclosure Statement, Plan, Ballots, and Solicitation Procedures Order) were transmitted to and served on all Holders of Claims or Interests in Classes that were entitled to vote to accept or reject the Plan, as well as to other parties in interest in the Chapter 11 Cases, in compliance with section 1125 of the Bankruptcy Code, the Solicitation Procedures Order, and the Bankruptcy Rules. Such transmittal and service were adequate and sufficient, and no further notice is or shall be required. In addition, Holders of Claims or Interests in Classes that were not entitled to vote to accept or reject the Plan were provided with certain non-voting materials approved by the Bankruptcy Court in compliance with the Solicitation Procedures Order. The Debtors were excused from mailing solicitation materials to those Entities to whom the Debtors mailed a notice regarding the hearing on the Disclosure Statement and received a notice from the United States Postal Service or other carrier that such notice was undeliverable. If an Entity changed its mailing address after the Petition Date, the burden was on such Entity, not the Debtors, to advise Kurtzman Carson Consultants LLC of the new address. All procedures used to distribute solicitation materials to Holders of Claims and Interests were fair, and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

I.	Voting Certifications.

10. Prior to the Confirmation Hearing, the Debtors filed the Voting Certifications and the Supplemental Voting Certification. All procedures used to tabulate the Ballots and Master Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

11. As evidenced by the Voting Certifications and the Supplemental Voting Certification, Class E-1 (Interests) (the “Rejecting Class”) voted to reject the Plan. As further evidenced by the Voting Certifications and Supplemental Voting Certification, all other voting Classes, specifically Classes C-1 (Senior Note Claims), C-2 (General Note Claims), C-3 (Subordinated Note Claims), C-4 (ULC1 Settlement Claims), C-5 (Canadian Guarantee Claims), C-6 (Canadian Intercompany Claims), C-7 (Rejection Damages Claims), C-8 (General Unsecured Claims), C-9 (Unsecured Makewhole Claims), and C-10 (Unsecured Convenience Class Claims) (collectively, the “Impaired Accepting Classes”) voted to accept the Plan.

12. In addition, Creditors in Classes A-1 (First Lien Debt Claims), A-2 (Second Lien Debt Claims), A-3 (Other Secured Claims), B (Other Priority Claims), C-11 (Intercompany Claims), and C-12 (CalGen Makewhole Claims) are Unimpaired and deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Creditors in Class E-3 (Intercompany Interests) are Unimpaired and deemed to accept the Plan (to the extent

Reinstated) or are Impaired but deemed to accept the Plan (to the extent not Reinstated), and, in either event, are not entitled to vote to accept or reject the Plan.

J.	Plan Supplement.

13. Beginning on June 20, 2007, and continuing thereafter, the Debtors filed certain components of the Plan Supplement. The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order, and no other or further notice is or shall be required. The Debtors are authorized to modify the Plan Supplement following entry of the Confirmation Order in accordance with the terms of the Plan.

K.	Modifications to the Plan.

14. Subsequent to solicitation, the Debtors made certain non-material modifications to the Plan. All modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with all of the provisions of the Bankruptcy Code, including, but not limited to, sections 1122, 1123, 1125, and 1127 of the Bankruptcy Code, including, inter alia, (a) the modification regarding the CalGen Lenders approved by entry of an order of the Bankruptcy Court on November 8, 2007 [Docket No. 6542] (the “CalGen Modification”); and (b) the modifications regarding the settlement of certain objections to the Plan and certain other changes to the Plan that resulted in acceptance of the Plan by all Classes of Claims and resolved the valuation dispute among the Debtors, the Creditors’ Committee, and the Equity Committee approved by entry of an order of the Bankruptcy Court on December 19th, 2007. Except as provided for by law, contract, or prior order of the Bankruptcy Court, none of the modifications made since the commencement of solicitation adversely affects the treatment of any Holder of a Claim or Interest under the Plan, including, without limitation, the CalGen Modification and the subsequent modifications. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code, none of the modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code.

15. Prior notice regarding the substance of any modifications to the Plan, coupled with the filing with the Bankruptcy Court of the Plan as modified, and the disclosure of the Plan modifications on the record at or prior to the Confirmation Hearing constitute due and sufficient notice of any and all of such modifications.

16. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan modifications. No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan modifications, unless otherwise agreed to by the Holder of the Claim or Interest and the Debtors. The modifications to the Plan are hereby approved, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Plan as modified shall constitute the Plan submitted for Confirmation.

L.	Bankruptcy Rule 3016.

17. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

M.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

18. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows.

1.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

19. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123.

(i)	Section 1122 and 1123(a)(1)—Proper Classification.

20. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into twenty Classes, based on differences in the legal nature or priority of such Claims and Interests (other than DIP Facility Claims, Administrative Claims, and Priority Tax Claims, which are addressed in Article II of the Plan, and which are required not to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

21. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. In addition, in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides for Class C-10, which is a Class of Unsecured Claims of $50,000 or less. Class C-10 is reasonable and necessary for administrative convenience and thus is proper. As a result thereof, the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code have been satisfied.

(ii)	Section 1123(a)(2)—Specification of Unimpaired Classes.

22. Article III of the Plan specifies that Claims in Classes A-1, A-2, A-3, B, C-11, C-12, and E-3 are Unimpaired under the Plan. Additionally, Article II of the Plan specifies that Administrative Claims, DIP Facility Claims, and Priority Tax Claims are Unimpaired, although these Claims are not classified under the Plan. As a result thereof, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

(iii)	Section 1123(a)(3)—Specification of Treatment of Impaired Classes.

23. Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes C-1, C-2, C-3, C-4, C-5, C-6, C-7, C-8, C-9, C-10, D, E-1, and E-2. As a result thereof, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

(iv)	Section 1123(a)(4)—No Discrimination.

24. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. As a result thereof, the requirements of section 1123(a)(4) of the Bankruptcy Code have been satisfied.

(v)	Section 1123(a)(5)—Additional Plan Provisions.

25. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article IV and various other provisions of the Plan specifically provide in detail adequate and proper means for the Plan’s implementation, including: (a) substantive consolidation of all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation; (b) the continuation of the corporate existence of the Debtors and the vesting of assets in the Reorganized Debtors; (c) the amendment of the certificates of incorporation, charter, and bylaws of the Debtors as required to be consistent with the provisions of the Plan and the Bankruptcy Code; (d) the cancellation of the Old Calpine Common Stock; (e) the authorization for the Reorganized Debtors’ entry into the New Credit Facility and the execution of related documents; (f) the authorization and issuance or distribution of the New Calpine Plan Securities and the execution of related documents; (g) the selection of the initial directors and officers of the Reorganized Debtors; (h) the sources of Cash for distributions under the Plan; (i) establishment of the Disputed Claims Reserve; and (j) establishment of the Professional Fee Escrow Account which will ensure the payment of all Accrued Professional Compensation awardable and allowable under sections 328, 330(a), or 331 of the Bankruptcy Code. Moreover, the Reorganized Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. As a result thereof, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.

(vi)	Section 1123(a)(6)—Voting Power of Equity Securities.

26. Article IV.I of the Plan provides that the certificate of incorporation of Reorganized Calpine and the certifications of incorporation of the Reorganized Debtors other than Reorganized Calpine will prohibit the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

(vii)	Section 1123(a)(7)—Selection of Officers and Directors.

27. Articles IV.L and IV.M of the Plan and the Board Selection Term Sheet describe the manner of selection of directors and officers of Reorganized Calpine. In addition, the identities and affiliations of any and all persons proposed to serve as a director or officer were disclosed in filings with the Bankruptcy Court prior to Confirmation, and such filings complied with the Board Selection Term Sheet and applicable law. The selection of the initial directors and officers of the Reorganized Debtors was consistent with the interests of Holders of Claims and Interests and public policy. As a result, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.

(viii)	Section 1123(b)—Discretionary Contents of the Plan.

28. The Plan contains various provisions that may be construed as discretionary, but are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(a)	Section 1123(b)(1)-(2)—Claims and Executory Contracts.

29. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, respectively, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, and Article V of the Plan provides for the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases of the Debtors not previously assumed, assumed or assigned, or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court; provided, however, that subject to the limitations set forth in the Plan, the Debtors shall be authorized to assume or reject executory contracts and unexpired leases identified in Article V of the Plan and in the Plan Supplement at any time through and including fifteen days after the Effective Date, or such other date as set forth in Article V.C of the Plan.

(b)	Section 1123(b)(3)—Release, Exculpation, Injunction, Discharge, and Preservation of Claims Provisions.

30. Releases by the Debtors. The releases and discharges of claims and Causes of Action by the Debtors described in Article VIII.D of the Plan pursuant to section 1123(b)(3)(A)

of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment. Pursuing any such claims against the Released Parties is not in the best interest of the Debtors’ estates various constituencies as the costs involved likely would outweigh any potential benefit from pursuing such claims.

31. Releases by Holders of Claims and Interests. The releases of Claims and Causes of Action by Holders of Claims and Interests described in Article VIII.F of the Plan are an important aspect of the Plan. Such releases by Holders of Claims and Interests provide for the release by Holders of Claims and Interests that vote in favor of the Plan, who abstain from voting and choose not to opt out of the releases, or who have otherwise consented to give a release, and are consensual. The Ballots explicitly stated that a vote to accept the Plan or abstention from voting without opting out of the releases each constitutes an acceptance and assent to the releases set forth in the Plan and directed parties to Article VIII of the Plan for further information about the release provisions. Thus, those Holders of Claims and Interests voting to accept the Plan or abstaining from voting and choosing not to opt out of the releases were given due and adequate notice that they would be granting the releases by acting in such a manner.

32. Injunction. The injunction provisions set forth in Article VIII.G of the Plan are necessary to preserve and enforce the releases granted by the Plan in Article VIII.F and are narrowly tailored to achieve that purpose.

33. Exculpation. The exculpation provisions set forth in Article VIII.E of the Plan are appropriately tailored to protect the Exculpated Parties from inappropriate litigation and do not relieve any party of liability for gross negligence or willful misconduct.

34. Thus, each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C.

§§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their Estates, and their Creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (f) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the discharge, release, exculpation, and injunction provisions contained in Article VIII of the Plan.

35. Preservation of Claims and Causes of Action. Article IV.Q of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.

2.	Section 1129(a)(2)—Compliance of the Debtors and Others With The Applicable Provisions of the Bankruptcy Code.

36. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1123, 1125, and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019.

37. The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents did not solicit the acceptance or rejection of the Plan by any Holders of Claims or Interests prior to the approval and transmission of the Disclosure Statement. Votes to accept or reject the Plan were only solicited by the Debtors and their agents after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.

38. The Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys, and agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the applicable provisions of the Solicitation Procedures Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII of the Plan.

39. The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

3.	Section 1129(a)(3)—Proposal of Plan in Good Faith.

40. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan is the product of arm’s-length negotiations between the Debtors, the Holders of various Claims and Interests, the Creditors’ Committee, and the Equity Committee. The Plan itself, and the process leading to its formulation, provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of Holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

4.	Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable.

41. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with section 1129(a)(4) of the Bankruptcy Code.

5.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

42. The Plan complies with the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have disclosed (a) the identity and affiliations of each proposed director and officer of the Reorganized Debtors following Confirmation and (b) the identity of and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors. The method of appointment of directors and officers was consistent with the interests of Holders of Claims and Interests and public policy.

6.	Section 1129(a)(6)—Approval of Rate Changes.

43. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval, therefore section 1129(a)(6) of the Bankruptcy Code is satisfied.

7.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

44. The liquidation analysis included in the Plan Supplement (the “Liquidation Analysis”) and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that, with respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has voted to accept the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Thus, the Plan satisfies the “best interests of creditors test” set forth in section 1129(a)(7) of the Bankruptcy Code.

8.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class.

45. Classes A-1, A-2, A-3, B, C-11, and E-3 are each Classes of Unimpaired Claims or Interests that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

46. Because the Plan has not been accepted by the Rejecting Class, the Debtors sought Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Rejecting Class, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Class and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Class as described further below.

9.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

47. The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims under Articles II, III, and IX of the Plan satisfies the requirements of and complies in all respects with section 1129(a)(9) of the Bankruptcy Code.

10.	Section 1129(a)(10)—Acceptance By At Least One Impaired Class.

48. As set forth in the Voting Certifications and the Supplemental Voting Certification, the Impaired Accepting Classes have voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying section 1129(a)(10) of the Bankruptcy Code in all respects.

11.	Section 1129(a)(11)—Feasibility of the Plan.

49. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence proffered or adduced at, or prior to, or in affidavits filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, and credible; (b) has not been controverted by other evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (d) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

12.	Section 1129(a)(12)—Payment of Bankruptcy Fees.

50. Article XIII.C of the Plan provides that all fees payable pursuant to section 1930 of the United States Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. The Plan therefore satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

13.	Section 1129(a)(13)—Retiree Benefits.

51. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits at levels established pursuant to section 1114 of the Bankruptcy Code. Article IV.N of the Plan provides that, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. The Plan therefore satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

14.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class.

52. Notwithstanding the fact that the Rejecting Class has voted not to accept the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code because: (a) the Impaired Accepting Classes have voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Class. Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy section 1129(a)(8) of the Bankruptcy Code. After entry of the Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Class.

53. The Plan does not unfairly discriminate because members within each Class are treated similarly. Accordingly, the Plan does not discriminate unfairly in respect to the Rejecting Class or any other Class of Claims or Interests.

54. To determine whether a plan is “fair and equitable” with respect to a Class of Interests, section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” There are no Classes junior to the Rejecting Class that will receive any distribution under the Plan. Therefore the Plan is fair and equitable and satisfies the requirements of section 1129(b).

15.	Section 1129(c)—Only One Plan.

55. Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

16.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes.

56. No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

N.	Satisfaction of Confirmation Requirements.

57. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

O.	Good Faith.

58. The Debtors and the agents, arrangers, and the New Credit Facility Lenders (and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, partners, affiliates, and representatives) have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby (including, without limitation, the entry into and performance under the New Credit Facility); and (b) take the actions authorized and directed by the Confirmation Order.

P.	Disclosure: Agreements and Other Documents.

59. The Debtors have disclosed all material facts regarding: (a) the adoption the new certificate of incorporation and bylaws, or similar constituent documents; (b) the selection of directors and officers for the Reorganized Debtors; (c) the New Credit Facility; (d) the distribution of Cash; (e) the issuance of the New Calpine Plan Securities; (f) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; (g) the Management and Director Equity Incentive Plan; and (h) the adoption, execution, and delivery of all contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing.

Q.	Transfers by Debtors; Vesting of Assets.

60. All transfers of property of the Debtors’ estates, including the transfer of the New Calpine Plan Securities, shall be free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan. Pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of each of the Debtors (excluding property that has been abandoned pursuant to the Plan or an order of the Bankruptcy Court) shall vest in each respective Reorganized Debtor or its successors or assigns, as the case may be, free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

R.	Conditions to Confirmation.

61. Entry of the Confirmation Order, in a form and substance acceptable to the Debtors and the Creditors’ Committee, shall satisfy the conditions to Confirmation set forth in Article X.A of the Plan.

S.	Likelihood of Satisfaction of Conditions Precedent to Consummation.

62. Each of the conditions precedent to Consummation, as set forth in Article X.B of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied, provided, however, that no waiver of the conditions precedent to Consummation shall have occurred without the consent of the Creditors’ Committee.

T.	Implementation.

63. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including the documentation of the New Credit Facility), have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

U.	Warrant Term Sheet.

64. The Warrant Term Sheet was negotiated in good faith and at arms-length among the Debtors, the Creditors’ Committee, and the Equity Committee and their respective Professionals with the leadership, input, guidance, and encouragement of the expert appointed by the Court under Rule 706 of the Federal Rules of Evidence and its Professionals. The Warrant

Term Sheet represents a fair and reasonable compromise and settlement of the Equity Committee’s objections to Confirmation and the disputes regarding the value of the Debtors and provides a fair recovery to Calpine’s shareholders under the circumstances of the Chapter 11 Cases. Based upon the value available for distribution to Holders of Allowed Claims and Interests, the Plan is fair and equitable with respect to Holders of Class E-1 Interests.

V.	Approval of New Credit Facility.

65. The New Credit Facility is an essential element of the Plan, and entry into the New Credit Facility is in the best interests of the Debtors, their Estates, and their Creditors. The Debtors have exercised reasonable business judgment in determining to enter into the New Credit Facility and have provided adequate notice thereof and are authorized, without further approval of this Court or any other party (except as set forth in paragraph 96), to execute and deliver all agreements, documents, instruments and certificates relating thereto and perform their obligations thereunder. The New Credit Facility has been negotiated in good faith and at arm’s-length among the Debtors and the New Credit Facility Lenders, and any credit extended, letters of credit issued for the account of, and loans made to the Reorganized Debtors by the New Credit Facility Lenders pursuant to the New Credit Facility shall be deemed to have been extended, issued, and made in good faith. The terms and conditions of the New Credit Facility described in the Amended and Restated Commitment Papers (as such term is defined in the Debtors’ Motion for Order Authorizing Amendments to Exit Financing Facility [Docket No. 7116], as approved by the Bankruptcy Court by order dated December 17, 2007 [Docket No. 7161]), are fair and reasonable and are reaffirmed and approved.

66. The Debtors have made an overwhelming and uncontroverted showing of the very substantial cost, harm, risk, and prejudice to the Estates and their Creditors that would result if the Plan is not consummated on or before Thursday, February 7, 2008.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

A.	Order.

67. This Confirmation Order shall confirm the Plan. A copy of the Plan is attached hereto as Exhibit A.

B.	Objections.

68. To the extent that any objections, reservations of rights, statements, or joinders to Confirmation have not been withdrawn, waived, or settled prior to entry of the Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing, they are hereby overruled on the merits.

C.	Findings of Fact and Conclusions of Law.

69. The findings of fact and the conclusions of law stated in the Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

D.	Confirmation of the Plan.

70. The Plan and Plan Supplement (as such may be amended by the Confirmation Order or in accordance with the Plan) and each of their provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The documents contained in the

Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery, and performance thereof by the Reorganized Debtors, are authorized and approved as finalized, executed, and delivered. Without further order or authorization of the Bankruptcy Court, the Debtors, Reorganized Debtors, and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan. As set forth in the Plan, once finalized and executed, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.

71. The terms of the Plan, the Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan.

E.	Plan Classification Controlling.

72. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims or Interests in connection with voting on the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

F.	Substantive Consolidation.

73. The Plan is predicated on the substantive consolidation of the Estates, for all purposes associated with Confirmation and Consummation, all as set forth more fully in Article IV.A of the Plan.

74. Based upon the evidence proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, the Debtors and their professionals spent significant time and attention analyzing intercompany relationships and dealings in order to determine the propriety of substantive consolidation. The due diligence conducted, methodology used, assumptions made, and conclusions employed were reasonable. Substantive consolidation of the Debtors is in the best interests of all Holders of Claims and Interests, necessary for the implementation of the Plan, and is appropriate in the Chapter 11 Cases. The Bankruptcy Court therefore concludes that the substantive consolidation proposed in the Plan is necessary and appropriate and satisfies the test set forth in In re Augie/Restivo Baking, Co., 860 F.2d 515, 518 (2d Cir. 1988). Thus, substantive consolidation of the Estates is approved.

75. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

G.	Valuation.

76. The Bankruptcy Court finds that the New Calpine Total Enterprise Value is equal to $18.95 billion.

H.	The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

77. The following releases, injunctions, exculpations, and related provisions set forth in Article VIII of the Plan are hereby approved and authorized in their entirety:

1.	Releases by the Debtors.

78. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases by the Debtors provided for in section 3.6 of the CCAA Settlement are hereby adopted and incorporated as if explicitly set forth herein.

2.	Releases by Holders of Claims and Interests.

79. Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests (a) voting to accept the Plan or (b) abstaining from voting on the Plan and electing not to opt out of the release contained in this paragraph (which by definition, does not include Holders of Claims and Interests who are not entitled to vote in favor of or against the Plan), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtor, the Reorganized Debtor, or the Released Party reasonably believed to be in the best interests of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence. In addition, any and all releases in section 3.6 of the CCAA Settlement are hereby adopted and incorporated as if set forth herein. Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers. The Phelps Plaintiffs, the United States of America and any Governmental Unit thereof, and the Hawaii Plaintiffs are deemed to have opted out of the releases provided for in this paragraph and, therefore, are not bound by the releases provided for in this paragraph (and any injunctions relating to such releases). Notwithstanding Article VIII.F and Article VIII.G of the Plan, and regardless of whether or how they vote on the Plan, the underwriter defendants in the state court litigation pending on the Petition Date in the Superior Court of California, County of Santa

Clara, captioned Hawaii Structural Ironworkers Pension Trust Fund v. Calpine Corp., Case No. 1-04-CV-021465 (Cal. Sup. Ct.) (the “Hawaii Litigation”), will not be, solely by virtue of the Plan, (a) deemed to have released any Claims for contribution in connection with the Hawaii Litigation against any of the director and officer defendants in the Hawaii Litigation, or (b) enjoined from pursuing any such Claims against such defendants.

3.	Exculpation.

80. Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof. Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers.

4.	Injunction.

81. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.F of the Plan, discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan are permanently enjoined, from and after the Effective Date, from: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or

Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, in consultation with the Creditors’ Committee, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors, the Reorganized Debtors, and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

I.	Post-Confirmation Notices and Bar Dates.

1.	Notice of Entry of the Confirmation Order.

82. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within twenty days of the date of the Confirmation Order the Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice is necessary.

83. The Notice of Confirmation shall have the effect of an order of the Bankruptcy Court, shall constitute sufficient notice of the entry of the Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

2.	Professional Compensation.

84. All final requests for payment of Claims of a Professional shall be filed with the Bankruptcy Court no later than forty-five days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

85. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Reorganized Debtors and incurred by the Creditors’ Committee in connection with those matters for which it remains in existence after the Effective Date pursuant to the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

J.	Exemption from Securities Laws.

86. Pursuant to section 1125(e) of the Bankruptcy Code, the Debtors’ transmittal of the Plan solicitation materials as set forth herein, their solicitation of acceptances of the Plan, and the Reorganized Debtors’ issuance and distribution of the New Calpine Plan Securities pursuant to the Plan are not and will not be governed by or subject to any otherwise applicable law, rule, or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale, or purchase of securities.

87. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and any and all settlement agreements incorporated herein, including the New Calpine Plan Securities, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Calpine Plan Securities, will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (ii) the restrictions, if any, on the transferability of such Securities and instruments; and (iii) applicable regulatory approval.

K.	Exemptions from Taxation.

88. Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.	Binding Effect.

89. Subject to Article X.B of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

90. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

M.	CalGen First Lien Stipulation.

91. The terms and conditions of the Stipulation By and Among the Debtors and Debtors in Possession, the Official Committee of Unsecured Creditors of Calpine Corporation, Wilmington Trust FSB, as Indenture Trustee for CalGen First Priority Floating Rate Notes, Wilmington Trust Company, as Administrative Agent for CalGen First Priority Term Loans and Whitebox Advisors LLC and its Affiliates (the “CalGen First Lien Stipulation”) and the Order approving the CalGen First Lien Stipulation, entered on November 27, 2007 [Docket No. 6710] shall remain in effect under the Confirmation Order.

N.	Retention of Jurisdiction for Post-Confirmation Sales.

92. Pursuant to Articles IV.G, V, and XII of the Plan, the Bankruptcy Court retains jurisdiction after Confirmation to enter an order, pursuant to sections 105(a), 363(b), 363(f), 365, 503, 507, 1123, 1142 and 1146(a) of the Bankruptcy Code: (a) authorizing the sale of substantially all of the assets of the Debtors or Reorganized Debtors, as applicable, related to the partially completed power plant located in Fremont, Ohio and certain related assets (the “Fremont Assets”) free and clear of any and all liens, claims, encumbrances and other interests; (b) authorizing the assumption and assignment of certain executory contracts and unexpired leases in connection therewith (the “Assigned Fremont Contracts”); (c) exempting such sale and assignment from any stamp tax or similar tax; and (d) granting certain related relief as more fully set forth in the motion (the “Fremont Sale Motion”) filed by the Debtors on November 21, 2007 [Docket No. 6664]. Upon entry of any order approving the Fremont Sale Motion, the Debtors or the Reorganized Debtors, as the case may be, shall be authorized to, among other things, sell the Fremont Assets free and clear of any and all Liens, claims, encumbrances and other interests and assume and assign the Assigned Fremont Contracts pursuant to the terms of such order.

93. Pursuant to Articles IV.G, V, and XII of the Plan, the Bankruptcy Court retains jurisdiction after Confirmation to enter an order, pursuant to sections 105(a), 363(b), 363(f), 365, 503, 507, 1123, 1142 and 1146(a) of the Bankruptcy Code: (a) authorizing the sale of substantially all of the assets of the Debtors or Reorganized Debtors, as applicable, related to the partially completed power plant located in Alexander City, Alabama and certain related assets (the “Hillabee Assets”) free and clear of any and all liens, claims, encumbrances and other interests; (b) authorizing the assumption and assignment of certain executory contracts and unexpired leases in connection therewith (the “Assigned Hillabee Contracts”); (c) exempting such sale and assignment from any stamp tax or similar tax; and (d) granting certain related relief as more fully set forth in the motion (the “Hillabee Sale Motion”) anticipated to by filed by the Debtors on or about December 21, 2007. Upon entry of any order approving the Hillabee Sale Motion, the Debtors or the Reorganized Debtors, as the case may be, shall be authorized to, among other things, sell the Hillabee Assets free and clear of any and all Liens, claims, encumbrances and other interests and assume and assign the Assigned Hillabee Contracts pursuant to the terms of such order.

O.	References to Plan Provisions.

94. The failure specifically to include or to refer to any particular article, section, or provision of the Plan, Plan Supplement, or any related document in the Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan and any related documents be confirmed in their entirety.

P.	New Credit Facility.

95. The New Credit Facility, any related agreements, and the transactions contemplated thereby are approved in their entirety and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, the New Credit Facility shall be in full force and effect and valid, binding and enforceable in accordance with its terms. The loans and other extensions of credit contemplated by the New Credit Facility (including the First Lien Long Term Facilities and the Bridge Facility, as such terms are defined in the Amended and Restated Commitment Papers for the New Credit Facility) and the granting of Liens to secure such loans and other extensions of credit is approved and authorized in all respects. The granting of such Liens, the making of such loans and other extensions of credit, and the execution and consummation of the New Credit Facility shall not constitute a fraudulent conveyance or transfer under state or federal law and such Liens shall be unavoidable for all purposes. The foregoing provision and the release and exculpatory provisions contained herein and in the Plan satisfies the requirements set forth in clauses (i) and (ii) of paragraph (a) of annex C to the Amended and Restated Commitment Letter (as such term is defined in the Debtors’ Motion for Order Authorizing Amendments to Exit Financing Facility [Docket No. 7116], as approved by the Bankruptcy Court by order dated December 17, 2007 [Docket No. 7161]).

96. Notwithstanding anything contained herein to the contrary, the Debtors or Reorganized Debtors, as applicable, shall not execute material New Credit Facility documents without the prior written consent of the Creditors’ Committee which shall not be unreasonably withheld.

Q.	CCAA Order.

97. The Order (Canada/U.S. Global Settlement Order) approving the CCAA Settlement entered in the CCAA Proceedings on July 27, 2007 by the Canadian Court is incorporated by reference in its entirety.

R.	Governing Law.

98. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

S.	Effectiveness of All Actions.

99. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to the Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, members, or stockholders of Reorganized Calpine or the other Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members, or stockholders.

T.	Approval of Consents and Authorization to Take Acts Necessary to Implement Plan.

100. Pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and any comparable provision of the business corporation laws of any other state, each of the Debtors and the Reorganized Debtors hereby is authorized and empowered to take such actions and to perform such acts as may be necessary, desirable or appropriate to comply with or implement the Plan, the New Credit Facility, the Warrant Term Sheet, any other Plan documents, including the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors as contemplated in the Plan, and all documents, instruments, and agreements related thereto and all annexes, exhibits, and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any stockholder or board of directors’ approval. Each of the Debtors and the Reorganized Debtors hereby is authorized and empowered to take such actions, to perform all acts, to make, execute, and deliver all instruments and documents, and to pay all fees and expenses as set forth in the documents relating to the Plan and the New Credit Facility, including without limitation, the Warrant Term Sheet, and that may be required or necessary for its performance thereunder without the need for any stockholder or board of directors’ approval. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and empowered to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan and the New Credit Facility in the name of and on behalf of the Reorganized Debtors. Subject to the terms of this Confirmation Order, each of the Debtors, the Reorganized Debtors, and the officers and directors thereof are authorized to take any such actions without further corporate action or action of the directors or stockholders of the Debtors or the Reorganized Debtors. On the

Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

101. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

U.	Changes to Plan and Plan Supplement.

102. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the consent of the Creditors’ Committee, to alter, amend, or modify materially the Plan and the Plan Supplement with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XI of the Plan. Entry of the Confirmation Order means that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

V.	Ownership and Control.

103. The Consummation of the Plan shall not constitute a change of ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement, including, but not limited to, any employment, severance, or termination, or insurance agreements, in effect on the Effective Date and to which either of the Debtors is a party or under any applicable law of any applicable Governmental Unit. Notwithstanding the foregoing, the Debtors and Reorganized Debtors reserve the right to selectively waive this provision of the Plan.

W.	Effect of Conflict Between Plan and Confirmation Order.

104. If there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of the Confirmation Order, the terms of the Confirmation Order shall control.

X.	Authorization to Consummate.

105. The Debtors are authorized to consummate the Plan at any time after the entry of the Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article X.B of the Plan.

Y.	Final Confirmation Order.

106. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

IT IS SO ORDERED.

Dated:	New York, New York
	December 19, 2007	/s/ Burton R. Lifland
UNITED STATES BANKRUPTCY JUDGE